Exhibit 5.2

21 May 2024

To:	The Directors

CRH plc

Stonemason’s Way,

Rathfarnham

Dublin 6

CRH SMW Finance DAC.

Stonemason’s Way,

Rathfarnham

Dublin 6

Re:	Guarantees by CRH plc (the “Guarantor”) of the US$750,000,000 5.200% Guaranteed Notes due 2029 issued by CRH SMW Finance DAC (the “Issuer” and such Guaranteed Notes, the “Notes”) – Exhibit 5 opinion

Ladies and Gentlemen,

1.	Basis of Opinion

1.1	We act as solicitors in Ireland for the Guarantor and the Issuer.

1.2

We have been requested to furnish this Opinion in connection with the issuance by the Issuer of the Notes. The Notes were registered pursuant to a filing by the Issuer with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 dated 10 May 2024 (the “Registration Statement”) and the final prospectus supplement dated 14 May 2024 (together with the base prospectus dated 10 May 2024 included in the Registration Statement, the “Prospectus”), each with respect to the offering of the Notes.

1.3	The Notes are being issued under an Indenture dated as of the date of this Opinion by and among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee (the “Indenture”).

1.4

We hereby consent to inclusion of this Opinion as an exhibit to the Form 8-K to be filed by the Guarantor with the SEC in connection with the issuance of the Notes. Further, we consent to the reference to our firm in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This Opinion is given on the basis that our clients are the Guarantor and the Issuer and we owe no duty of care to any person other than the Guarantor and the Issuer. For the purposes of giving this Opinion we have taken instructions solely from the Guarantor and the Issuer.

1.5

This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents.

1.6	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Notes and the Transaction Documents (and no other documents whatsoever) and the Searches,

and is subject to the assumptions and qualifications set out below.

1.7

In giving this Opinion, we have relied upon the Corporate Certificates and the Searches (as defined in paragraph 1.10 below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificates or the Searches is required of us.

1.8	No opinion is expressed as to the taxation consequences of the Transaction.

1.9	For the purpose of giving this Opinion, we have examined a copy sent, by email in pdf or other electronic format, to us of the Transaction Documents and the Corporate Certificates.

1.10	References in this Opinion to:

(a)

“Board Resolutions” means (i) the resolutions dated 26 April 2024 of the directors of the Guarantor, and (ii) the resolutions dated 8 May 2024 of the directors of the Issuer, each approving, among other things, the Transaction and the entry into the Transaction Documents, a certified extract of which are attached to the Corporate Certificates;

(b)	“Companies Act” means the Companies Act 2014 of Ireland;

(c)	“Corporate Certificates” means the certificates of the secretary of the Guarantor and the Issuer, dated the date hereof, attaching, inter alia, the following:

(i)	its certificate of incorporation;

(ii)	its memorandum and articles of association (together, the “Constitution”);

(iii)	the relevant Board Resolutions; and

(iv)	specimen signatures of its directors;

(d)	“CRO” means the Irish Companies Registration Office;

(e)	“Guarantee” means the guarantee dated the date of this Opinion and in the form of the guarantee attached to the Notes;

(f)	“Ireland” means Ireland exclusive of Northern Ireland and “Irish” shall be construed accordingly;

(g)	“SEC” means the United States Securities and Exchange Commission;

(h)	“Searches” means the searches listed in paragraph 1.11;

(i)	“Transaction” means the entry by the Guarantor and the Issuer into the Transaction Documents and the issue of the Notes thereunder;

(j)	“Transaction Documents” means, together, the Indenture and the Guarantee; and

(k)	“Underwriting Agreement” means the underwriting agreement dated 14 May 2024 between the Issuer, the Guarantor and the underwriters named therein.

1.11	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Guarantor and the Issuer on the date of this Opinion:

(a)

on the file of the Guarantor and the Issuer maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court for any petitions filed in respect of the Guarantor and the Issuer;

(d)	in the Central Office of the High Court for any proceedings filed by or against the Guarantor and the Issuer in the five years prior to the date of the Searches; and

(e)

on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland which is maintained by the Registrar of Companies in the CRO against the names of the current directors of the Guarantor and the Issuer as identified in the search results referred to in sub-paragraph (a) above.

1.12

This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	Corporate status

The Guarantor has been duly incorporated and is validly existing as a public limited company under the laws of Ireland. The Issuer has been duly incorporated and is validly existing as a designated activity company under the laws of Ireland.

2.2	Corporate capacity

The Guarantor and the Issuer have all requisite corporate capacity, power and authority to issue the Notes, enter into, execute, deliver and perform its obligations under the Transaction Documents and to take all action as may be necessary to complete the Transaction.

2.3	Corporate authorisation

The execution, delivery and performance by the Guarantor and the Issuer of the Transaction Documents and the consummation of the Transaction:

(a)	have been duly authorised by all necessary corporate action on the part of the Guarantor and the Issuer; and

(b)	do not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Ireland or (ii) the Constitution of the Guarantor or the Issuer.

2.4	Due execution

The Transaction Documents have been duly executed, and in the case of the Guarantees, issued, by the Guarantor and the Issuer and are in the proper form for enforcement before the courts of Ireland.

2.5	Authorisations and approvals

All necessary action required to be taken by the Guarantor and the Issuer pursuant to the laws of Ireland has been taken by or on behalf of the Guarantor and the Issuer and all the necessary authorisations, filings and approvals of governmental or regulatory authorities in Ireland have been duly obtained, for the entry into the Transaction Documents and the performance of its obligations under the Transaction Documents.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1

The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2

That, where incomplete versions of the Transaction Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the originals of the Transaction Documents correspond in all respects with the last drafts of the complete Transaction Documents submitted to us.

3.3

That the Transaction Documents have been executed in its final form, have been delivered by the parties thereto and are not subject to any escrow arrangements and the respective terms thereof will be observed and performed by the parties thereto.

3.4

That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.5

That each director of the Guarantor and the Issuer has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution of the Guarantor and the Issuer and none of the directors of the Guarantor or the Issuer has any interest in the Transaction except to the extent permitted by the Constitution of the Guarantor and the Issuer.

3.6

The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Transaction Documents and their respective officers, employees, agents and (with the exception of Arthur Cox LLP) advisers.

Accuracy of Searches and the Corporate Certificates

3.7

The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Guarantor or the Issuer or their respective assets.

3.8	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Corporate Certificates at the time they were made and at all times thereafter.

3.9	That the entry into the Transaction Documents and the issue of the Notes:

(a)	did not, does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	did not, does not and will not result in any breach of any agreement, instrument or obligation to which the Guarantor or the Issuer is a party; and

(c)	was not, is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

Commercial Benefit

3.10

That the Transaction is for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

No other information and compliance

3.11

That each of the Transaction Documents and the documents referred to in it are the only documents relating to the subject matter of the Transaction (for the purposes of this Opinion) and that there are no agreements or arrangements of any sort in existence between the parties to the Transaction Documents which in any way amend or vary the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Enforceability

3.12	That:

(a)	no party to the Transaction Documents is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2015;

(b)

the parties to the Transaction Documents (other than the Guarantor and the Issuer to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate capacity, power and authority to execute the Transaction Documents to which they are a party, to exercise and perform their respective rights and obligations thereunder and to render the Transaction Documents and all obligations thereunder legal, valid, binding and enforceable on them; and

(c)

each party to the Transaction Documents (other than the Guarantor and the Issuer to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Transaction Documents and the rights and obligations set out therein.

3.13	That the execution, delivery and performance of the Transaction Documents :

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	does not and will not result in any breach of any agreement, instrument or obligation to which the Guarantor and the Issuer is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.14	That the Guarantor or the Issuer was not mistaken in entering into the Transaction Documents as to any material relevant fact.

3.15

That the Transaction Documents constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

3.16	That the full and final version of the Transaction Documents was presented to the Guarantor and the Issuer for execution.

Solvency and Insolvency

3.17	That:

(a)	the Guarantor or the Issuer is not unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provisions under any applicable laws;

(b)

the Guarantor and the Issuer will not as a consequence of doing any act or thing which the Transaction Documents contemplate, permit or require it to do, be unable to pay its debts within the meaning of such Sections or any analogous provision under any applicable laws;

(c)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Guarantor or the Issuer or any of its respective assets or undertakings; and

(d)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to the Guarantor or the Issuer.

3.18

That, upon the opening of any insolvency proceedings pursuant to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Recast EU Insolvency Regulation”), the Guarantor and the Issuer will have their respective “centre of main interests” (as that term is used in Article 3(1) of the Recast EU Insolvency Regulation) in Ireland being the jurisdiction in which the Guarantor and the Issuer has its registered office and will not have an “establishment” (being any place of operations where a debtor carries out or has carried out in the 3-month period prior to the request to open main insolvency proceedings a non-transitory economic activity with human means and assets) as defined in Article 2(10) of the Recast EU Insolvency Regulation outside Ireland.

Foreign Laws

3.19	That as a matter of all relevant laws (other than the laws of Ireland):

(a)

all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Transaction Documents or to perfect, protect or preserve any of the interests created by the Transaction Documents have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)

the legal effect of the Transaction Documents, and the Transaction, and the creation of any interest the subject thereof will be, upon execution and, where relevant, delivery of any of the Transaction Documents, effective.

Financial Assistance and Connected Transactions.

3.20

The Guarantor and the Issuer are not by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Guarantor or the Issuer or any holding company which would be prohibited by Section 82.

3.21

That none of the transactions contemplated by the Transaction Documents are prohibited by virtue of Section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

Governing law and jurisdiction

3.22

That under all applicable laws (other than those of Ireland) the choice of the laws of the State of New York as the governing law of the Notes (to the extent that they are expressed to be governed by the laws of the State of New York) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

3.23

That the submission of each party to the Transaction Documents to the jurisdiction of the courts of any New York State or United States Federal court sitting in the City of New York (to the extent that they are so expressed) is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

Securities Laws

3.24	That the selling restrictions contained in the Prospectus Supplement have and will be at all times observed.

3.25	That the Notes will have a minimum denomination of EUR100,000 (or the USD equivalent thereof as calculated at the date of issue of the Notes). In this regard we refer to the Prospectus Supplement.

Qualifications

The opinions set out in this Opinion are subject to the following reservations:

3.26	We express no opinion as to whether an issue of Notes will breach any other agreement or instrument.

3.27

We have not investigated the nature of or the title to property and assets, or insurance, merger/competition, regulatory or environmental status or compliance nor have we considered any implications or perfection or other requirements arising in respect thereof. Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of the Guarantor or the Issuer or any of their affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person or enquired or investigated as to whether they hold appropriate licenses or approvals. This qualification is without prejudice to the opinion set out at paragraph 2.5 above.

3.28

If any transfer of, or payment in respect of, an issue of Notes is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under such Notes or in respect of the relevant transfer or payment may be unenforceable or void.

3.29

We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

3.30

No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

3.31	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under any of the Transaction Documents.

3.32

A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

3.33

There is a possibility that an Irish court would hold that a judgment on the Transaction, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

4.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours truly,

/s/ Arthur Cox LLP
ARTHUR COX LLP